Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Therapeutics Corporation:

We consent to the use of our reports dated February 28, 2003, with respect to the consolidated balance sheet of United Therapeutics Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2002, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002.

/s/ KPMG LLP
McLean, Virginia
January 12, 2005